EXHIBIT 21.1 LIST OF SUBSIDIARIES

BROADVISION, INC. AND SUBSIDIARIES

SUBSIDIARIES OF THE REGISTRANT

▪	BroadVision France, S.A., organized under the laws of France

▪	BroadVision U.K., Ltd., organized under the laws of the United Kingdom

▪	BroadVision Srl, organized under the laws of Italy

▪	BroadVision Iberica S.A., organized under the laws of Spain

▪	Nihon BroadVision KK, organized under the laws of Japan

▪	Interleaf GmbH, organized under the laws of Germany

▪	BroadVision System PVT LTD., organized under the laws of India

▪	BroadVision Delaware LLC, organized under the laws of the state of Delaware

▪	BroadVision Barbados Ltd., organized under the laws of Barbados

▪	BroadVision OnDemand (Beijing) Ltd., organized under the laws of China